Exhibit (a)(1)(H)
Stock Option Exchange Program It is currently 12 May 2009 at 05:03 p.m. U.S. Central time Francais Help Motorola Stock Option Exchange Program Welcome 1o the Motorola Stock Option Exchange website. Your first-use password was sent to you by email on 14 May 2009. Click here to request a new password. The Exchange Period will be from 14 May 2009 at 8:30 a.m. U.S. Central time through 12 June 2009 at 3:00 p.m. U.S. Central time, However, the Exchange Period could be extended. If an extension occurs, we’ll notify you. Login Login ID Password Forgot Login ID or Password?

It is currently 12 May 2009 at 05:03 p.m. U.S. Central time Test Example02 Francais Help Settings Logout Stock Option Exchange Program Terms of Use BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE PROGRAM AS SET FORTH IN THE PROGRAM DOCUMENTS. By entering this site, you agree that Motorola may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to Motorola and to any third parties assisting Motorola with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere. I have read and agree to the Terms of Use listed above.

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It is currently 12 May 2009 at 05:11 p.m. U.S. Central time

Stock Option Exchange Program

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Welcome

You made a previous election on 11 May at 02:11 p.m. U.S. Central time (TRANSACTION ID: 896)

We are pleased to announce that the Motorola Stock Option Exchange Program launched on 14 May 2009 at 8:30 a.m. U.S. Central time. If you choose to participate in the Program, follow the 3-step process below.

Step 1: Get the Facts

Read the Offer to Exchange and the other related documents carefully.

Step 2: Model the Possibilities

Compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola's future stock price.

Step 3: Exchange Your Options

Check the boxes next to the grants you want to exchange and click the Confirm My Elections button.

Remember the Deadline

The Offer to Exchange ends 12 June 2009 at 3:00 p.m. U.S. Central time, unless the Program is extended.

Facts

1 Facts

2 Model

3 Exchange

M Stock Option Exchange Program
it is currently 12 May 2009 at 05:13 p.m. U.S. Central time Test Example 01 | Francais | Help | Settings | Logout
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Facts Last updated on 7 May 2009
Exchange Documents
· Offer to Exchange
· Questions and Answers
· Terms of Election
· Replacement Option Award Agreement (For all countries except: Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela)
· Replacement Option Award Agreement (For the following eligible countries: Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela)
· Stock Option Consideration Agreement (current appointed vice presidents and above)
Motorola Information About the Exchange
· Employee Announcement from Greg Brown and Sanjay Jha
· Launch Announcement from Greg Brown and Sanjay Jha
· Summary of the Motorola Stock Option Exchange
· French
· Hebrew
· Italian
· Japanese
· Portuguese
· Simplified Chinese
· Spanish
· Motorola Stock Option Exchange Website Glossary
· Video Commentary on Stock Option Exchanges
· Overview Presentation
Plan Documents
· Plan documents can be found by accessing the HR Portal.
Individual Grant Information
Details regarding your Eligible Options can be found as follows:
· For awards granted on or after 1 January 2001, access the SOSi database here.
· For awards granted before 1 January 2001, refer to the Plan Documents by accessing the HR Portal.
Goal of the Exchange
The Program is designed to allow employees to share in the rewards of Motorola’s future success. More»
Exchange Period
You can elect to exchange your Eligible Options, or after making an election you can change your election or withdraw it from the Program, anytime during the Exchange Period. The Exchange Period ends at 3:00 p.m. U.S. Central time on 12 June 2009. However, the Exchange Period could be extended. If an extension occurs, we’ll notify you. More>>
Go to Model

___TeslExajupleo-l Rancais Helf saunas logout Model I Model The Motorola Stock Option Exchange Program is a ore-time opportunity, and participation is entirely voluntary 1 Facts Compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola’s stock price. These are potential values only, andthrere is no guarantee mat you’ll realize any future value from your Eligible Options or any Replacement Options. See an example. Review the exchange provisions. The Decision Is Yours. Current MOT price/share: $6.50 (May 2009 at 3:30p.m.us Central time) Estimates future stock price: $o Model Jan 570 $39.23 21,5 to 1 31 SO 30 Model select
MOO ( ) 3 Exchange 4 May 500 $16.30 2.25 to 1 222 SO SO Model Select 400 $21.25 2.25 to 1 177 $O $O Model Salac1 Total; $O $O (Selecl All) pdDWuMdraiitBBiBhBnaBinodMftrmiypiiww.

Model This Grant

Enter estimates of the future price of Motorola stock to compare the potential future value of your Eligible Options to the potential value of Replacement Options.

Grant Date	Number of Eligible Options	Exercise Price	Current Stock Price	Expiration Date	Exchange Ratio	Number of Replacement Options
31 Jan 2000	670	$39.23	$6.50	**31 Jan 2010**	21.5 to 1	31

Grant Spread Value Over Time



Your Existing Grant
Your Replacement Grant
$1,000
$750
$500
$250
$0

Year:	2009	2010	2011	2012	2013	2014	2015	2016	2017
Stock Price:	$ 6.5	$ 6.5	$ 6.5	$ 6.5	$ 6.5	$ 6.5	$ 6.5	$ 6.5	$ 6.5
Growth Rate:	0 %							Comparison Point Price (based on spread values):	$40.82

Note: These potential value calculations do not take into account taxes, commissions and fees you must pay when you exercise stock options and sell the underlying shares. The examples assume that the options are exercised in full and the underlying shares are sold.

Important Legal Notification: The exchange model provided in this website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange model is being provided to you solely for the purpose of making limited mathematical simulations regarding the hypothetical value that you may receive by participating in or opting not to participate in the Program. Motorola recommends that you consult a professional financial and tax advisor to discuss your individual situation. In providing the exchange model, Motorola makes no forecast or projection regarding the future market price of Motorola common stock. You should not rely on hypothetical Motorola stock prices used on the exchange model for any purpose.

Example Here’s an illustration of how you would compare the value of your Eligible Options and Replacement Options at different market prices. Assumptions in this example: * You have 1,000 Eligible Options at a grant price of $17,50, * They have an Exchange Ratio of 2:1. * The Replacement Options are granted with an Exercise Price of $4.50 per share. * The Exchange Ratio used in this example is for illustrative purposes only and will differ from actual Exchange Ratios offered in the Program. Based on those assumptions, if you elected to exchange your Eligible Options, you would be granted 500 Replacement Options. For the purpose of this example, we’ve assumed the Replacement Options are granted with an Exercise Price of $4.50 per share. Now compare the potential value of the Eligible Options and Replacement Options under five different stock price assumptions.

VALUE OF GRANTS If Motorola’s Stock Price la... $8 $12.50 $22 $30.50 $32 1 ,000 Eligible Options at an Exercise Price of $17.50 SO SO $4,500 $13,000 $14,500 500 Replacement Options at an Exercise Price of 54.50 $1,750 $4.000 $8.750 $13,000 $13,750 Comparing Your Choices To help you decide whether to exchange your Eligible Options, you can calculate the price where the value of your Eligible Options is about the same as the value of the Replacement Options. For this example, that point is $30.50 — the market price of Motorola common stock where the potential value of your Eligible Options is approximately the same as the value of the Replacement Options. In this example, for all Motorola common stock prices below $30.50, the potential value of the Replacement Options is higher. For all Motorola common stock prices above $30.50, the potential value of your Eligible Options would be greater than the potential value of the Replacement Options, This point is based on the spread value, and it will be different for each grant.

Potential Value Discussions of potential value are based on the spread value, which is calculated using the following formula: the assumed market price minus the Exercise Price (rounded to the nearest hundredth of a dollar) multiplied by the number of optio ns to be exercised Note: These potential value calculations do not take into account taxes. commissions and Tees you must pay when you exercise stock options artf sell the under snares, or vesting slatus. The examples assume mat trie options are exercised in full and the underlying shares are sold. This is intended to be an example that explains how the Program works, It is not intended to represent any specific Motorola grant or Eligible Options. We made mathematically simple assumptions to allow you to focus on how the calculations works, not on the actual value of the exchange. These are potential values only, and there’s no guarantee that you’ll realize any future value from your Eligible Options or any Replacement Options.

Exchange You chose to exchange the grants checked below, Your election is not complete until you confirm your . choices. Before confirming your election, please review (he Facts about this Program. FSCtS 31 January £000 670 21.5 to 1 4 May 2004 500 2.25 to 1 222 3 May 2006 400 2.25 to 1 Model Check All/UncheckAin Total: 222 To elect to exchange all your Eligible Options, check the box next to every grant and confirm your election. To elect to exchange some of your Eligible Options, check the box next to the grants you want to exchange and confirm your election. . To withdraw your previous elections and reject the Otter to Exchange, uncheck the box next to every grant and confirm your election. Exchange Replacement Options will vest over two years and expire five years after they are granted. Click here to review important terms of the Replacement Options. You can change or withdraw this election on this website until the end of this Exchange Period, which we currently expect to be at 3:00 p.m. U,S. Central time on 12 June 2009. Eligible Options will be cancelled on the date Replacement Options are granted and will be displayed in your Smith Barney account as soon as administratively possible. D I have read and agree to the Terms of Election.

Terms of Replacement Options For full terms of Replacement Options, please refer to: · Replacement Option Award Agreement (For all countries except Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela) * Replacement Option Award Agreement (For the following eligible countries: Bangladesh, India, ItaJy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela) Stock Option Consideration Agreement (current appointed vice presidents and above) Vesting Schedule Expiration Date 50% vest on the first anniversary of the grant date 5 years after the grant date 50% vest on the second anniversary of the grant date Resignation/Voluntary (Including Retirement} Forfeit Lesser of 90 days — OR — remaining term/life Involuntary/Not for Cause1 Pro rata accelerate vest for full months of service from the grant date to the termination dale Lesser of 90 days — OR — remaining term/life Divestiture Pro rata accelerate vest for full months of service from the grant date to the termination date Lesser of 90 days — OR — remaining term/life Termination for Cause2 Forfeit Forfeit Total and Permanent Disability Accelerate (immediate) vesting Lesser of 1 year — OR — remaining term/life Death Accelerate (immediate) vesting Lesser of 1 year — OR — remaining term/life 1 Includes separations initiated by the company that include a severance payment (e.g., Reduction in Force, Involuntary Separation [ISP], Redundancy or company-initiated voluntary severance plans), 2 ‘Termination for Cause” is generally defined as any serious misconduct that results in termination.

I. AGREEMENT TO TERMS OF ELECTION
MOTOROLA, INC,AGREEMENT TO TERMS OF ELECTIONBY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE PROGRAM,If you would like to participate in this Program, please indicate your election by checking the applicable boxes on the online Exchange Page. You may change or withdraw this election by submitting a new properly completed election prior to the Expiration Date, which will be 3:00 p.m. U.S. Central time, on June 12, 2009, unless we extend the Program.By electing to exchange my Eligible Options, I agree to all of the following: 1. I hereby agree to exchange my Eligible Options for Replacement Options as indicated on my Exchange Page in accordance with the terms of the Program as set forth in the Offer to Exchange, dated May 14, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Exchange Page will be cancelled promptly Following the expiration of the Program. A Replacement Option will be granted to me promptly following the expiration of the Program.2. The Program is currently set to expire at 3:00 p.m. U.S. Central time on June 12, 2009, unless Motorola, in its discretion, extends the period of time during which the Program will remain open.3. If I cease to be employed by Motorola or its subsidiaries before the Replacement Option Grant Date, I will not receive a Replacement Option. Instead, my Eligible Options will expire in accordance with their terms. 4. Until the expiration of the Program, I will have the fight to change or withdraw the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after the expiration of the Program, I may not change or withdraw my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Program shall be binding. 5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Program. Acceptance by Motorola of my Eligible Options for exchange pursuant to the Program will constitute a binding agreement between Motorola and me upon the terms and subject to the conditions of the Program. 6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Exchange Page are true and correct. 7. I am not required to tender some or all of my Eligible Options pursuant to the Program. 8. Motorola and/or any independent firms hired with respect to the Program, cannot give me legal, tax or investment advice with respect to the Program and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Program. 9. Under certain circumstances set forth in the Offer to Exchange, Motorola may terminate or amend the Program and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions. 10. I acknowledge the exchange model provided in this website is not intended to act as a Financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange mode! is being provided to me solely for the purpose of making limited mathematical simulations regarding the hypothetical value that I may receive by participating in or opting not to participate in the Program. I acknowledge that Motorola recommends that I consult a professional financial advisor to discuss my individual situation. In providing the exchange model, I acknowledge that Motorola is not making a forecast or projection regarding the future market price of Motorola common stock. I acknowledge that I should not rely on hypothetical Motorola stock prices used on the exchange model for any purpose. 11.1 acknowledge that my Replacement Options will be subject to a new Replacement Option Award Agreement effective upon the Replacement Option Grant Date. The Replacement Option Award Agreements are available here, or for participants in Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela they are available here. 12. If I am a Motorola appointed vice president or elected officer, I accept and agree to the terms and conditions of a new Stock Option Consideration Agreement, required as a condition of receiving my Replacement Options. The form of the Stock Option Consideration Agreement is available here. I acknowledge that if I do not accept or agree to the terms of the new Stock Option Consideration Agreement, none of my Eligible Options will be exchanged for Replacement Options. I acknowledge that neither Motorola nor the Compensation and Leadership Committee of the Board of Directors of Motorola is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. 1 acknowledge that the Replacement Options may decline In value when I decide to exercise such options. I further acknowledge that past and current market prices of Motorola common stock may provide little or no basis for predicting what the market price of Motorola common stock will be when Motorola grants me new options In exchange for my tendered Eligible Options or at any other time In the future. Please read the Offer to Exchange and all of the related documents, which you can access through the Facts Page, Capitalized terms used In this agreement are defined In the Offer to Exchange.If you are not able to submit your election electronically via the Program website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Stock Option Program website for any reason, including lack of Internet service, you must complete a paper Election Form and return Ft via email to stockoptionexchange@motorola.com with the subject line: ELECT or by facsimile at+1-847-761-1373 before 3:00 p.m. U.S. Central time on June 12, 2009 (unless the Program is extended). To obtain a paper Election Form, please contact stoekoptionexohange@motorola.com or send a facsimile to +1-847-761-1373 stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.

It is currently 12 May 2009 at 05:20 p.m. U.S. Central time

Stock Option Exchange Program

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Confirmation

MotorolaOptionExchange.com Election Confirmation
12 May 2009
Test Example01
05:20 p.m. U.S. Central time
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ex01
Transaction ID: 932

Print

Motorola has received your election to tender the following options:

Number of Eligible Options	Grant Date
670	31 January 2000
500	4 May 2004
400	3 May 2006

In exchange for **430** Replacement Options, subject to the terms and conditions of the Program.

If this information is not correct, please visit https://motorolaoptionexchange.com/ to update your elections. It is your responsibility to make sure your elections are correct.

You can change or withdraw this election until the Exchange Period ends 12 June 2009 at 3:00 p.m. U.S. Central time. However, the Exchange Period could be extended. If an extension occurs, we will notify you. After the Exchange Period ends, you cannot change or withdraw your election and all elections will be final. There will not be any exceptions.

Please note that receipt of your election is not by itself an acceptance of the Eligible Options for exchange. For purposes of the Program, Motorola will be deemed to have accepted Eligible Options for exchange that are validly tendered and not properly withdrawn as of when Motorola gives written notice to the option holders generally of its acceptance for exchange of such Eligible Options, which notice may be made by email or other method of communication.

You will be able to view your Replacement Option Grant Information in your Smith Barney account within approximately three weeks following the Replacement Option Grant Date or as soon as administratively feasible.

The full terms of the Program are described in the Offer to Exchange and all of the related documents, which you can access through https://motorolaoptionexchange.com/facts.

Certain of these documents are filed as exhibits to the Motorola Schedule TO-Tender Offer Statement. You also can access these documents through the U.S. Securities and Exchange Commission's website at http://www.sec.gov.

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It is currently 12 May 2009 at 05:19 p.m. U.S. Central time

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Confirmation

MotorolaOptionExchange.com Election Confirmation
12 May 2009
Test Example01
05:19 p.m. U.S. Central time
delete01
ex01
Transaction ID: 929

Print

You have elected not to exchange any of your grants.

If this information is not correct, please visit https://motorolaoptionexchange.com/ to update your elections. It is your responsibility to make sure your elections are correct.

You can change this election until the Exchange Period ends 12 June 2009 at 3:00 p.m. U.S. Central time. However, the Exchange Period could be extended. If an extension occurs, we will notify you. After the Exchange Period ends, you cannot change or withdraw your election and all elections will be final. There will not be any exceptions.

You will be able to view your Replacement Option Grant Information in your Smith Barney account within approximately three weeks following the Replacement Option Grant Date or as soon as administratively feasible.

The full terms of the Program are described in the Offer to Exchange and all of the related documents, which you can access through https://motorolaoptionexchange.com/facts.

Certain of these documents are filed as exhibits to the Motorola Schedule TO-Tender Offer Statement. You also can access these documents through the U.S. Securities and Exchange Commission's website at http://www.sec.gov.

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Glossary

2006 Plan

"The Motorola Omnibus Incentive Plan of 2006"

Comparing Your Choices

To help you decide whether to exchange your Eligible Options, you can calculate the price at which the value of your Eligible Options is about the same as the value of the Replacement Options. For this modeler, that point is called the Comparison Point – the market price of Motorola common stock at which the potential value of your Eligible Options is approximately the same as the value of the Replacement Options. In the modeler, for all Motorola common stock prices **below** the Comparison Point, the potential value of the Replacement Options is higher. For all Motorola common stock prices **above** the Comparison Point, the potential value of your Eligible Options is greater than the potential value of the Replacement Options. This point is based on the spread value, and it will be different for each grant.

Important Legal Notification: The exchange model provided in this website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange model is being provided to you solely for the purpose of making limited mathematical simulations regarding the hypothetical value that you may receive by participating in or opting not to participate in the Program. Motorola recommends that you consult a professional financial and tax advisor to discuss your individual situation. In providing the exchange model, Motorola makes no forecast or projection regarding the future market price of Motorola common stock. You should not rely on hypothetical Motorola stock prices used on the exchange model for any purpose.

Eligible Employees

All employees of Motorola or our subsidiaries who are employees (including employees on a leave of absence) at the time of the commencement of the Program located in the United States and the countries listed on Schedule C to the Offer to Exchange, who remain employed through the Replacement Option Grant Date and who hold Eligible Options. However, Motorola's directors and executive officers (as defined under Rule 3b-7 of the Exchange Act) and members of the Motorola senior leadership team are not eligible to participate in the Program.

Eligible Options

The outstanding and unexercised stock options granted under the Plans, whether vested or unvested, that were granted prior to 1 June 2007, expire after 31 December 2009 and have an Exercise Price equal to or greater than $12.00 per share.

Exchange Period

The period from the commencement of the Program to the Expiration Date. We expect that it will commence at 8:30 a.m. U.S. Central time on 14 May 2009 and end at 3:00 p.m. U.S. Central time on 12 June 2009.

Exchange Provisions The following table outlines the basic provisions of the Motorola Slock Option Exchange Program. For details about the provisions, please read the Offer to Exchange carefully. AIl-or-Nothing Decision for You can decide whether to exchange each grant of Eligible Options separately. However, you cannot exchange partia! grants. If you elect to exchange a grant of Eligible Options, you must exchange alI options remaining in the Each Gram of Eligible grant Options “Eligible Employees” refers to all employees of Motorola or our subsidiaries who are employees (including employees on a leave of absence) at the tine of the commencement of the Program located in the United States and Eligible Employees the countries listed on Schedule C to the Offer to Exchange, who remain employed through the Replacement Option Grant Date and who hold Eligible Options. However, Motorola’s directors and executive officers [as defined under Rule 3b-7 of the Exchange Act] and members of the Motorola senior leadership team are not eligible to participate in the Program. “Eligible Options” refers to the outstanding and unexercised stock options granted under the Plans, whether vested or unvested, that: • were granted prior to 1 June 2007, Eligible Options expjre after 31 December 200 — have an Exercise Price equal to or greater than $12.00 per share. “Exchange Period” refers to the period from the commencemenl of the Program to the Expiration Date. We expect that this period will commence at 8:30 a.m. U.S. Central time on 14 May 2009 and end al3:00 p.m. U.S. Central Exchange Period time on 12 June 2009.

“Exchange Ratio” refers lo the ratio of the number of Replacement Options that will be issued in exchange for each category of Eligible Options. Each option tier has a different Exchange Ratio. Option Tier Excnange Ratio Tier 1 4-to-1 For every four Eligible Options you return, yoj’ll recewc one Rfiplaccmant Qptton. TterZ 2.2S-DO-1 Exchange Ratio For every two and a quartc r El Motile Options ya-u return, you ‘II receive one Replacement Option. Tier 3 15-101 For every on* arM a hair Eligible Qptansyou r m, youll fflcelYsornj Rep accmcmt Option. TiQM 2t.5-to.-l For every twenty-one and a hair EhgiDIc Options you mUm. you’ll rGcmvGO-ns Replacement Option. . The price at which the stock option was granted. The difference between the Exercise Price {grant price) and the marfcel price at the time the option is exercised is its value at that lime. When you exercise your options, you Option? purchase Motorola shares at the Exercise Price [or grant price). Exercise Price of The Replacement Option Exercise Price will be the closing price of Motorola common slock on ine New York Slock Exchange Composite Transactions (NYSECT) on Uie Repfacement Option Grant Date. Replacemenl Options Expiration Date of Repl acement Options wil I expi re on the fifth anniversary of the Replacemenl Option G rani Dale absenl a speci al expiration event described in the new award agreement. Replacemenl Options Other Terms of Replacement Other terms of your Replacemenl Options wi II be d ifferent from your exi sti ng stock option award or certificale for your Eligible Options, You should carefully review the differences. Options

Discussions of potential value are based on the spread value, which is calculated using the following formula: the assumed market price minus the Exercise Price [rounded lq the nearest hundredth of a doliar) Potential Value muMftied ty the number of options to be exercised Mote: These poiential value calculations do not lake into account iaxe&, commission5 and fees you must pay when you exercise stock options and sell the underlying shares, or vesting status. “Replacement Option Grant Date” refers to ihe date when Replacement Otticrs wil1 be qranted. We expect lhat the Rep5acement Option Grant Date will be 12 June 2009. If the Expiration Date is extended, the Replacement Redman, Opta Grant Opton Da,e wj|| EW|ar|y Your Eligible Options are subject to additional terms, which vary depending on the Motorola equity incentive p3an under which they are granted. Eligible Options are also subject to additional terms contained in an award Terms of Eligible Options agreement aud/ar certificate. The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partially or wholly vested. The Replacemenl Options will vest 50% per year at the first and second anniversary of the Replacemenl Option Grant Date and will have a lerrn of five years. Other terms of your Replacement Options will be different from your existing stock option award Vesting Schedule for agreemenls granted under the 2006 Omnibus Plan or Prior Plans, and you should carefully review the differences. Replacemenl Options Vesting is subject lo /our continued employment by Motorola Ihrough each relevant vesting dale, absent a special vesting event described in your new award agreement.

Discussions of potential value are based on the spread value, which is calculated using the following formula: the assumed market price minus the Exercise Price [rounded lq the nearest hundredth of a doliar) Potential Value muMftied ty the number of options to be exercised Mote: These poiential value calculations do not lake into account iaxe&, commission5 and fees you must pay when you exercise stock options and sell the underlying shares, or vesting status. “Replacement Option Grant Date” refers to ihe date when Replacement Otticrs wil1 be qranted. We expect lhat the Rep5acement Option Grant Date will be 12 June 2009. If the Expiration Date is extended, the Replacement Redman, Opta Grant Opton Da,e wj|| EW|ar|y Your Eligible Options are subject to additional terms, which vary depending on the Motorola equity incentive p3an under which they are granted. Eligible Options are also subject to additional terms contained in an award Terms of Eligible Options agreement aud/ar certificate. The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partially or wholly vested. The Replacemenl Options will vest 50% per year at the first and second anniversary of the Replacemenl Option Grant Date and will have a lerrn of five years. Other terms of your Replacement Options will be different from your existing stock option award Vesting Schedule for agreemenls granted under the 2006 Omnibus Plan or Prior Plans, and you should carefully review the differences. Replacemenl Options Vesting is subject lo /our continued employment by Motorola Ihrough each relevant vesting dale, absent a special vesting event described in your new award agreement.

Motorola Stock Option Exchange
Motorola is offering a Stock Option Exchange Program that permits Eligible Employees who hold Eligible Options to exchange them for Replacement Options that will have a new Exercise Price and other terms.
Stock options allow you to benefit from increases in the market price of Motorola common stock. Recognizing that many of the outstanding stock options are underwater, Motorola is offering to exchange Eligible Options for fewer Replacement Options with a lower Exercise Price and a new vesting schedule.
The Decision Is Yours, and participation in the Stock Option Exchange Program is completely voluntary. If you choose not to participate, you’ll keep all of your outstanding stock options, including your Eligible Options, and you will not receive any Replacement Options. No changes will be made to the terms of your Eligible Options if you choose not to participate.
The decision about whether to participate is yours. Motorola cannot advise you as to whether or not you should participate in the Program, or what (if any) Eligible Options you should exchange,

The Decision Is Yours
Neither Motorola nor the Compensation and Leadership Committee of the Board of Directors of Motorola is making any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to lender Eligible Options, taking into account your personal circumstances and preferences, The Replacement Options may decline in value, and past and current market prices of Motorola common stock may provide little or no basis for predicting what the market price of Motorola common stock will be when Motorola grants Replacement Options or at any other time in the future, including at the time of exercise of the Replacement Options,

Goal of the Exchange
The Program is designed to provide our employees a renewed stake in trie future success of Motorola.
Many of our outstanding stock options are underwater, and as a result many employees believe their options are of little or no value. The new options will have an Exercise Price that reflects Motorola’s stock price at the time Replacement Options are granted. The Program restores economic value to the options held by employees while not creating additional material compensation expense to Motorola.

Exchange Period
You can elect to exchange your options anytime during the Exchange Period, which we currently expect to end at 3:00 p.m. U.S. Central time on 12 June 2009,
You may change your election as many times as you want during the Exchange Period. Once the Exchange Period ends, you cannot make an election or change or withdraw your election. There will not be any exceptions.